Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Genesco Inc. 2009 Equity Incentive Plan of our reports dated March 30, 2009, with respect to the consolidated financial statements of Genesco Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended January 31, 2009, and the effectiveness of internal control over financial reporting of Genesco Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
June 24, 2009